UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
Filed by the Registrant ☒
Filed by a Party other than the Registrant  ☐
Check the appropriate box:
☐    Preliminary Proxy Statement
☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐    Definitive Proxy Statement
☒    Definitive Additional Materials
☐    Soliciting Material under §240.14a-12

EQUITY COMMONWEALTH
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒    No fee required
☐    Fee paid previously with preliminary materials
☐    Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

EQUITY COMMONWEALTH
Two North Riverside Plaza, Suite 2100
Chicago, IL 60606

ADDITIONAL INFORMATION REGARDING THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 13, 2023

Death of Trustee

As disclosed by Equity Commonwealth (the “Company”) in its Current Report on Form 8-K filed on May 19, 2023, the Company has announced the death of Sam Zell, the Chairman of its Board of Trustees (the “Board”). Mr. Zell’s death on May 18, 2023 occurred after the Company finalized its Proxy Statement for its 2023 Annual Meeting of Shareholders, to be held on June 13, 2023 (the “Annual Meeting”). Following Mr. Zell’s death, the Board reduced its size from 8 to 7 trustees to eliminate the resulting vacancy. As a result, only the 7 remaining nominees named in the Proxy Statement dated April 25, 2023 will be standing for election at the Annual Meeting.

If you have already voted your shares by proxy, your shares will be voted as specified in your prior vote with regards to the election of the 7 remaining nominees, unless you choose to revoke your proxy. Votes with respect to Mr. Zell will be disregarded.

Chicago, Illinois
May 19, 2023